UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934

                          (Amendment No.____________)*

                        El Capitan Precious Metals, Inc.
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                                (Name of Issuer)

                          Common Stock, $.001 par value
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                         (Title of Class of Securities)

                                   28282 10 6
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                                 (CUSIP Number)

                                December 31, 2005
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             (Date of Event Which Requires Filing of this Statement)

      Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

      |_|   Rule 13d-1(b)

      |_|   Rule 13d-1(c)

      |X|   Rule 13d-1(d)

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*     The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  282821 10 6               13G                       Page 2 of 5 Pages
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1. NAME OF REPORTING PERSONS
   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

   Charles C. Mottley
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2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  [_]
                                                                        (b)  [_]
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3. SEC USE ONLY


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4. CITIZENSHIP OR PLACE OF ORGANIZATION

   USA
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  NUMBER OF    5.   SOLE VOTING POWER
   SHARES           5,512,128
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY                 0
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         5,512,128
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH                   0
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9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

  5,512,128
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10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

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11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    7.6%

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12. TYPE OF REPORTING PERSON*

IN
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


CUSIP No. 282821 10 6                 13G                      Page 3 of 5 Pages

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Item 1(a).  Name of Issuer:

           El Capitan Precious Metals, Inc.

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Item 1(b).  Address of Issuer's
            Principal Executive Offices:

            14301 N. 87th Street, Suite 216, Scottsdale, AZ   85260
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Item 2(a).  Name of Person Filing:

            Charles C. Mottley
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Item 2(b).  Address of Principal
            Business Office, or if None, Residence:

            14301 N. 87th Street, Suite 216, Scottsdale, AZ   85260
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Item 2(c).  Citizenship:

            USA
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Item 2(d).  Title of Class of Securities:

            Common Stock, $.001 par value
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Item 2(e).  CUSIP Number:

            28282 10 6
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Item 3.     If This Statement  is Filed
            Pursuant to  Rule 13d-1(b), or 13d-2(b)
            or (c), Check Whether the Person Filing is a:

      (a)   [_] Broker or dealer registered under Section 15 of the Exchange
            Act.

      (b)   [_] Bank as defined in Section 3(a)(6) of the Exchange Act.

      (c) [_] Insurance company as defined in Section 3(a)(19) of the Exchange Act.

      (d) [_] Investment company registered under Section 8 of the Investment Company Act.

      (e)   [_] An investment adviser in accordance with Rule
            13d-1(b)(1)(ii)(E);

      (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

      (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

      (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

      (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

      (j)   [_] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

CUSIP No. 28282 10 6              13G                          Page 4 of 5 Pages

Item 4.  Ownership.

      Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

      (a)   Amount beneficially owned:

            5,512,128 (includes options to purchase 150,000 shares which are currently vested)
--------------------------------------------------------------------------------

      (b)   Percent of class:

            7.6% (based on 72,314,813 shares outstanding as of 1/10/06 as reported in the Issuer's Form 10-KSB)
--------------------------------------------------------------------------------

      (c)   Number of shares as to which such person has:

      (i)   Sole power to vote or to direct the vote: 5,512,128
                                                      ----------

      (ii)  Shared power to vote or to direct the vote: 0
                                                       ---------


      (iii) Sole power to dispose or to direct the disposition of: 5,512,128
                                                                   ---------

      (iv)  Shared power to dispose or to direct the disposition of: 0
                                                                    --------
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Item 5.  Ownership of Five Percent or Less of a Class.

         Not applicable
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Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

         Not applicable
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Item 7.  Identification and Classification of the Subsidiary Which Acquired the
         Security Being Reported on by the Parent Holding Company or Control Person.

         NA
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Item 8.  Identification  and Classification  of Members of the Group.

         NA
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Item 9.  Notice of Dissolution of Group.

         NA
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Item 10.  Certifications.

      (a)   Not applicable.

      (b)   Not applicable.

                                                               Page 5 of 5 Pages

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: February 14, 2006                /s/ Charles C. Mottley
                                        ----------------------------------------
                                        Charles C. Mottley